Exhibit 10.1
SETTLEMENT AGREEMENT

This Settlement Agreement, dated as of May 13, 2009 (the “Agreement”), is by and among Cavalier Homes, Inc. (the “Company”), and the members of the Cavalier Homes Committee for Change (the “Committee”) including, Legacy Housing, LTD., GPLH, LC, Shipley Brothers, LTD., K-Shipley, LLC, D-Shipley, LLC, B-Shipley, LLC, Federal Investors Servicing, LTD., Federal Investors Management, L.C., Kenneth E. Shipley, Curtis D. Hodgson, Douglas M. Shipley, Billy G. Shipley and Michael R. O’Connor (each, a “Committee Member,” and collectively, the “Committee Members”).

WHEREAS, the Committee Members beneficially own (as defined below), in the aggregate, shares of the Company’s common stock, par value $0.10 per share (the “Common Stock”) as set forth on Schedule A to this Agreement (the “Shares”);

WHEREAS, prior to the date hereof Curtis D. Hodgson delivered a letter (the “Nomination Notice Letter”) to the Company, dated as of January 21, 2009, formally indicating his intention to nominate (the “Nomination”) three individuals for election to the Board of Directors of the Company (the “Board”) by the holders of the Common Stock (the “Stockholders”) at the 2009 Annual Meeting of Stockholders (the “2009 Annual Meeting”);

WHEREAS, the Company and the Committee Members have determined that it is in their mutual best interests and in the best interests of the Company’s Stockholders to enter into this Agreement, whereby, among other things, the Company will appoint Curtis D. Hodgson and Kenneth E. Shipley (the “New Directors”) to the Board and the Committee will abandon its nomination of directors, all as more fully provided herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1  Defined Terms. For purposes of this Agreement:

(a)           “Affiliate” has the meaning set forth in Rule 12b-2 promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b)           “Associate” has the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act.

(c)           The terms “beneficial owner” and “beneficially owns” have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act.

(d)           “Bylaws” means the Company’s Amended and Restated By-laws, as amended.

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(e)           “Charter” means the Company’s Amended and Restated Certificate of Incorporation, as amended.

(f)           “Confidential Information” means any non-public information that is confidential to the Company and includes without limitation the stockholder information delivered by the Company to the Committee; provided, that Confidential Information will not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by the Committee or its representatives, (ii) was available to the Committee on a non-confidential basis prior to its disclosure to the Committee or its representatives by the Company or on its behalf, or (iii) became or becomes available to the Committee on a non-confidential basis from a Person other than the Company or the Company’s representatives or agents; provided, that such Person is not known by the Committee to be otherwise bound by a confidentiality agreement or obligation with the Company or such Person is not known by the Committee to be otherwise prohibited from transmitting the document or information to the Committee.

(g)           “Person” means any individual, partnership, corporation, limited liability company, group, syndicate, trust, government or agency, or any other organization, entity or enterprise.

(h)           “SEC” means the Securities and Exchange Commission or any successor agency.

(i)           “Termination Date” means the date the New Directors or their replacements as provided in Section 2.1(d) are no longer members of the Board.

Section 1.2  Interpretation. When reference is made in this agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing an instrument to be drafted.

ARTICLE II

COVENANTS

Section 2.1  Board Appointments, 2009 Annual Meeting and Related Matters.

(a)           Board Appointments. Subject to the terms hereof and contemporaneously herewith:

(i)	The Board has taken all requisite action to, in accordance with the Bylaws of the Company, increase the size of the Board from eight (8) to ten (10) directors; and

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(ii)
The Board has appointed the New Directors to serve as directors of the Company to fill the two (2) vacancies thus created and to serve in such capacity until the 2009 Annual Meeting or until their successors are duly elected and qualified, subject to the terms of this Agreement.

(b)           2009 Annual Meeting. The Company hereby covenants and agrees that at the 2009 Annual Meeting, the New Directors will be nominated for election as directors of the Company for terms expiring at the Company’s 2010 annual meeting of stockholders (the “2010 Annual Meeting”) or until their successors are duly elected and qualified. Prior to the 2009 Annual Meeting, (i) the Board shall recommend that the Company’s stockholders vote in favor of the New Directors at the 2009 Annual Meeting and (ii) the Company shall solicit proxies for the election of the New Directors at the 2009 Annual Meeting.

(c)           Board Size, Director Retirements. The size of the Board will not be increased to more than ten (10) directors at any time before the 2010 Annual Meeting, unless approved by a majority of the independent directors and at least one of the New Directors. Until the second anniversary of this Agreement, if any director who is not a New Director retires from the Board as a result of such director having reached his seventieth (70) birthday, any vacancy on the Board created by such retirement shall not be filled.

(d)           New Director Vacancies. If any New Director leaves the Board (whether by resignation or otherwise) before the 2010 Annual Meeting, the Committee will be entitled to recommend to the Board replacement director(s) (each of whom will be deemed a New Director for purposes of this Agreement). The Board will not unreasonably withhold acceptance of any replacement director(s) recommended by the Committee. In the event the Board does not accept a replacement director(s) recommended by the Committee, the Committee will have the right to recommend additional replacement director(s) for consideration by the Board. The Board will appoint such replacement director(s) to the Board no later than five (5) business days after the Board’s approval of such replacement director(s).

Section 2.2  Expenses. Within five (5) business days of receiving reasonably satisfactory documentation with respect to such expenses, the Company shall reimburse the Committee an amount equal to the Committee’s actual out-of-pocket expenses incurred on or prior to the date of this Agreement in connection with the pending proxy contest, including the preparation of related filings with the SEC, the fees and disbursements of counsel and other advisors, and the negotiation and execution of this Agreement and all related activities and matters, up to a maximum reimbursement of $200,000, and the Committee hereby agrees that such payment shall be in full satisfaction of any claims or rights it may have as of the date hereof for reimbursement of fees, expenses or costs in connection with the pending proxy contest.

Section 2.3  Voting Provisions. Each Committee Member shall cause in the case of all Shares owned of record and shall instruct the record owner, in the case of all Shares beneficially owned but not owned of record, directly or indirectly, by it, or by any Committee Affiliate or Associate, as of the record date for the 2009 Annual Meeting, to be present for quorum purposes and to be voted at such meeting or any adjournments or postponements thereof (a) in favor of each director nominated and recommended by the Board for election at such meeting and (b)

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against any stockholder nominations for director which are not approved and recommended by the Board for election at such meeting.

Section 2.4  Undertakings by the Committee. By executing this Agreement, the Committee hereby (i) irrevocably withdraws the Nomination Notice Letter and any nominations to the Board made prior to the date hereof, (ii) irrevocably ceases any proxy solicitation activities with respect to the Company in connection with the 2009 Annual Meeting and (iii) irrevocably withdraws the demand to inspect certain of the Company’s books and records, pursuant to a demand letter, dated as of March 11, 2009, sent by Curtis D. Hodgson to the Company. Within two (2) business days of the date hereof, the Committee shall file, or cause to be filed on its behalf, with the SEC an amendment to its Schedule 13D with respect to the Company disclosing the material contents of this Agreement.

In addition, from the date hereof until the Termination Date, each of the Committee and each Committee Member agree that neither they nor any of their respective Affiliates or Associates will, without the prior written consent of the Company, in any manner, directly or indirectly, acting alone or in concert with others:

(i)
Effect, seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in, facilitate or finance, or in any way assist any other Person to effect, seek, offer or propose (whether publicly or otherwise) to effect or participate in any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC) or consents to vote any voting securities of the Company or conduct any nonbinding referendum with respect to Common Stock of the Company, or make, or in any way participate in, any “solicitation” of any “proxy” with respect to the Company within the meaning of Rule 14a-1 promulgated by the SEC under the Exchange Act (but without regard to the exclusion set forth in Rule 14a-1(1)(2)(iv) from the definition of “solicitation”);

(ii)	Seek to advise or influence any Person with respect to the voting of any securities of the Company;

(iii)
Form, join or in any way participate in a “group” (as defined under Section 13(d) of the Exchange Act) with respect to the securities of the Company other than the Section 13(d) “group” that includes all or some lesser number of the Committee Members, but does not include any other members who are not currently identified as a Committee Member;

(iv)
Initiate, propose or otherwise “solicit” (as such term is used in the proxy rules of the SEC) the Company’s stockholders for the approval of stockholder proposals whether made pursuant to Rule 14a-8 or Rule 14a-4 under the Exchange Act or otherwise;

(v)	Take any action which might force the Company to make a public announcement regarding any of the types of matters set forth in (i) above; or

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(vi)	Enter into any discussions or arrangements with any third party with respect to any of the foregoing.

Provided, however, that nothing herein will limit the ability of any Committee Member, or its respective Affiliates and Associates, except as otherwise provided in Section 2.3, to vote its Shares on any matter submitted to a vote of the stockholders of the Company or announce its opposition to any Board-approved proposals not supported by the New Directors or limit the ability of the New Directors to exercise their rights as members of the Board while serving as members of the Board.

Each of the Committee and each Committee Member also agree during such period not to request the Company (or its directors, officers, employees or agents), directly or indirectly, to amend or waive any provision of this Section (including this sentence).

Section 2.5  Undertakings by the New Directors. Each New Director, while serving in his capacity as a director and for one year following his resignation or departure from the Board, agrees not to use any Confidential Information that he learns in his capacity as a director of the Company in any way that would be competitive to the Company or its operations.

Section 2.6  Publicity. Promptly after the execution of this Agreement, the Company and the Committee will issue a joint press release in the form attached hereto as Schedule B (the “Press Release”). Following the date of the execution of this Agreement through the Termination Date, none of the parties hereto will make any public statements (including any filing with the SEC or any other regulatory or governmental agency, including any stock exchange) that are inconsistent with, or otherwise contrary to, the statements in the Press Release issued pursuant to this Section 2.6. Following the date of the execution of this Agreement through the Termination Date, neither the Company nor its employees, officers, directors, Associates or Affiliates on the one hand or the Committee nor their principals, Associates or Affiliates on the other hand shall make any further negative or disparaging remarks about the other or make, or cause to be made, any statement or announcement that relates to and constitutes an ad hominem attack on, or relates to and otherwise disparages, the other, its employees, officers or its directors or any person who has served as an employee, officer or director of either the Committee or the Company; provided, that nothing herein will limit the ability of any Committee Member, its respective Affiliates and Associates to publicly announce its opposition to any Board-approved proposals not supported by the New Directors.

Section 2.7  Mutual Releases. Upon the execution of this Agreement, the Company and the Committee hereby agree to mutual releases as follows:

(a)
Release by Company. The Company hereby agrees for the benefit of the Committee and each Committee Member and each Affiliate, Associate, officer, director, member, partner, manager stockholder, agent, employee, attorney, assigns, predecessor and successor, past and present, of the Committee and each Committee Member (the Committee, each Committee Member and each such Person being a “Committee Released Person”) as

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follows: the Company, for itself and for its officers, directors, assigns, agents and successors, past and present, hereby agrees and confirms that, effective from and after the date of this Agreement, it hereby acknowledges full and complete satisfaction of, and covenants not to sue, and forever fully releases and discharges each Committee Released Person of, and holds each Committee Released Person harmless from, any and all claims of any nature whatsoever (“Claims”), whether known or unknown, suspected or unsuspected, including, but not limited to, those arising in respect of or in connection with the nomination and election of directors or other actions to be taken at the 2009 Annual Meeting, occurring any time or period of time on or prior to the date of this Agreement (including the future effects of such occurrences, conditions, acts or omissions).

(b)
Release by the Committee and each Committee Member. The Committee and each Committee Member hereby agrees for the benefit of the Company, and each Affiliate, Associate, officer, director, stockholder, agent, employee, attorney, assigns, predecessor and successor, past and present, of the Company (the Company and each such Person being a “Company Released Person”) as follows: the Committee and each Committee Member, for itself and for its members, officers, directors, assigns, agents and successors, past and present, hereby agrees and confirms that, effective from and after the date of this Agreement, it hereby acknowledges full and complete satisfaction of, and covenants not to sue, and forever fully releases and discharges each Company Released Person of, and holds each Company Released Person harmless from, any and all Claims, whether known or unknown, suspected or unsuspected, including, but not limited to, those arising in respect of or in connection with the nomination and election of directors or other actions to be taken at the 2009 Annual Meeting, occurring any time or period of time on or prior to the date of this Agreement (including the future effects of such occurrences, conditions, acts or omissions).

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1  Representations and Warranties of the Company. The Company hereby represents and warrants that this Agreement and the performance by the Company of its obligations hereunder (i) has been duly authorized, executed and delivered by it, and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, (ii) does not require the approval of the stockholders of the Company and (iii) does not and will not violate any law, any order of any court of other agency of government, the Charter or the Bylaws, or any provision of any indenture, agreement or other instrument to which the Company or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of, or give rise to, any lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever pursuant to any such indenture, agreement or other instrument.

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Section 3.2  Representations and Warranties of the Committee and each Committee Member. Each of the Committee and each Committee Member represents and warrants that this Agreement and the performance by the Committee and each such Committee Member, together with each of their respective Affiliates and Associates, of their obligations hereunder (i) has been duly authorized, executed and delivered by the Committee and each such Committee Member, and is a valid and binding obligation of the Committee and each such Committee Member, enforceable against the Committee and each such Committee Member in accordance with its terms, (ii) does not require the approval of the owners or members of the Committee or any Committee Member and (iii) does not and will not violate any law, any order of any court of other agency of government, the governing instruments of the Committee or any Committee Member, or any provision of any indenture, agreement or other instrument to which the Committee or any Committee Member or any of their properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of, or give rise to, any lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever pursuant to any such indenture, agreement or other instrument. Each of the Committee and each Committee Member hereby further represents and warrants that, as of the date hereof, their respective Affiliates are, collectively, the beneficial owners of such number of Shares as are respectively set forth on Schedule A of this Agreement.

ARTICLE IV

OTHER PROVISIONS

Section 4.1  Remedies.

(a)           Each party hereto hereby acknowledges and agrees, on behalf of itself and its Affiliates, that irreparable harm would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to specific relief hereunder, including an injunction or injunctions to prevent and enjoin breaches of the provision of this Agreement and to enforce specifically the terms and provision hereof in any state or federal court in the State of Delaware, in addition to any other remedy to which they may be entitled at law or in equity. Any requirements for the securing or posting of any bond with such remedy are hereby waived.

(b)           Each party hereto agrees, on behalf of itself and its Affiliates, that any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby will be brought solely and exclusively in any state or federal court in the State of Delaware (and the parties agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 4.2 (with a copy to the attorney indicated) will be effective service of process for any such action, suit or proceeding brought against any party in any such court. Each party, on behalf of itself and its Affiliates, irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transaction contemplated hereby, in the state or federal courts in the State of Delaware, and

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hereby further irrevocably and unconditionally waives and agrees not be plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an improper or inconvenient forum.
Section 4.2  Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by telecopy, when such telecopy is transmitted to the telecopy number set forth below and the appropriate confirmation is received or (b) if given by any other means, when actually received during normal business hours at the address specified in this subsection:

If to the Company:	Cavalier Homes, Inc. 32 Wilson Boulevard 100 Addison, Alabama 35540 Attn: Bobby Tesney Fax: (256) 747-7004
With a copy to:	Lowe, Mobley & Lowe P.O. Box 576 or 1210 21st Street Haleyville, AL 35565 Attn: John W Lowe Fax: (205) 486-4531
If to the Committee or any Committee Member:	Legacy Housing, LTD. 15400 Knoll Trail, Suite 101, LB 25 Dallas, Texas 75248 Attn: Curtis D. Hodgson Fax: (972) 294-3765
With a copy to:	Olshan Grundman Frome Rosenzweig & Wolosky LLP Park Avenue Tower 65 East 55th Street New York, New York 10022 Attn: Steve Wolosky Fax: (212) 451-2222
Section 4.3  Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the parties hereto.

Section 4.4  Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the choice of law principles of such state.

Section 4.5  Further Assurances. Each party agrees to take or cause to be taken such

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further actions, and to execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments, and to obtain such consents, as may be reasonably required or requested by the other party in order to effectuate fully the purposes, terms and conditions of this Agreement.

Section 4.6  Third-Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, and nothing in this Agreement is intended to confer on any person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement except as explicitly stated in this Agreement.

Section 4.7  Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 4.8  Confidential Information. The Committee and each Committee Member shall promptly return or destroy, as directed by the Company, all Confidential Information in its possession or in the possession of its representatives. Upon request, an authorized representative of the Committee shall certify in writing to the Company the destruction of all Confidential Information destroyed or returned, as the case may be, and shall hold all oral Confidential Information confidential. The Committee and each Committee Member shall permanently erase all related electronic and computer files and backup copies from the media on which they are contained.

Section 4.9  No Waiver. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be construed as a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

Section 4.10  Severability. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

[Signatures to follow]

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IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

CAVALIER HOMES, INC.
By: /S/ BARRY B. DONNELL
Name: Barry B. Donnell
Title: Chairman of the Board of Directors
LEGACY HOUSING, LTD.
By: GLPH, LC, its general partner
By: /S/ KENNETH E. SHIPLEY
Name: Kenneth E. Shipley
Title: President
GPLH, LC
By: /S/ KENNETH E. SHIPLEY
Name: Kenneth E. Shipley
Title: President
SHIPLEY BROTHERS, LTD.
By: K-Shipley, LLC, its general partner,
By: /S/ KENNETH E. SHIPLEY
Name: Kenneth E. Shipley
Title: President
K-SHIPLEY, LLC
By: /S/ KENNETH E. SHIPLEY
Name: Kenneth E. Shipley
Title: President
D-SHIPLEY, LLC
By: /S/ DOUGLAS M. SHIPLEY
Name: Douglas M. Shipley
Title: President

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B-SHIPLEY, LLC
By: /S/ BILLY G. SHIPLEY
Name: Billy G. Shipley
Title: President
FEDERAL INVESTORS SERVICING, LTD
By: Federal Investors Management, L.C., its general partner
By: /S/ KENNETH E. SHIPLEY
Name: Kenneth E. Shipley
Title: Manager
FEDERAL INVESTORS MANAGEMENT, L.C.
By: /S/ KENNETH E. SHIPLEY
Name: Kenneth E. Shipley
Title: Manager

/S/ KENNETH E. SHIPLEY
KENNETH E. SHIPLEY
/S/ CURTIS D. HODGSON
CURTIS D. HODGSON
/S/ DOUGLAS M. SHIPLEY
DOUGLAS M. SHIPLEY
/S/ BILLY G. SHIPLEY
BILLY G. SHIPLEY
/S/ MICHAEL R. O’CONNOR
MICHAEL R. O’CONNOR

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